                                                                  EXHIBIT 12
                        Forest City Enterprises, Inc.
               Statement of Ratio of Earnings to Fixed Charges
                                (In thousands)

                                                                          Fiscal Year Ended January 31,
                                                       --------------------------------------------------------------------------
                                                           1997          1996            1995             1994          1993
                                                       --------------------------------------------------------------------------
Earnings:

Earnings (loss) from continuing operations before
  income taxes and extraordinary gain                    $22,122        $17,562          ($24,497)      $  6,536          $  23,151

Adjustments to earnings (loss):
  Interest incurred, net of capitalized interest         133,364        130,001           116,821        111,494            111,309
  Amortization of loan procurement costs(a)               11,901          6,873             7,141          8,896              5,769
  Previously capitalized interest amortized
    into earnings (b)                                      3,674          3,580             3,439          3,655              3,528
  Change in undistributed earnings of entities
    accounted for under the equity method                    (38)         2,106               (76)         1,859               (446)
  Portion of rents representative of
    interest factor (c)                                    2,589          1,692             1,436          3,166              3,555
  Equity method losses where debt obligations
    are not guaranteed                                       101            201                79             27                 35
                                                        --------       --------          --------       --------           --------

Earnings, as adjusted                                   $173,713       $162,015          $104,343       $135,633           $146,901

Fixed charges:
  Interest expensed                                      133,364        130,001           116,821        111,494            111,309
  Interest capitalized                                     8,025          9,362             7,049          6,332             15,446
  Amortization of loan procurement costs (a)              11,901          6,873             7,141          8,896              5,769
  Portion of rents representative of
    interest factor (c)                                    2,589          1,692             1,436          3,166              3,555
                                                        --------       --------          --------       --------           --------
Total fixed charges (d)                                 $155,879       $147,928          $132,447       $129,888           $136,079
                                                        --------       --------          --------       --------           --------
Ratio of earnings to fixed charges (e)                      1.11           1.10               --            1.04               1.08
                                                        ========       ========          ========       ========           ========

(a) A portion of loan procurement cost amortization was estimated based on costs capitalized to date, the Company's amortization policy and historical nonrecourse debt balances.

(b) Previously capitalized interest amortized into earnings was estimated by analyzing interest costs capitalized since January 31,
    1974 and the Company's depreciation policy.

(c) Portion of rents representative of interest factor was estimated by applying an estimated interest percentage to actual rent expense.

(d) Total fixed charges exceeds the Company's adjusted earnings by $28,104 and $34,825 for the fiscal year ended January 31,
    1995 and 1992, respectively. For the fiscal year ended January 31, 1995, the Company recorded a loss of $31 million relating to the sale of Park Labrea Towers. Earnings, as adjusted, reflects this loss but does not reflect an extraordinary gain of
    $60 million, also relating to the sale of Park Labrea Towers.

(e) The Company has sources of funds other than earnings from operations, principally from depreciation and deferred taxes, that are available to cover fixed charges.
